Exhibit 10.1

FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT dated as of July 9, 2019 (the “Amendment”), is entered into by and between BC Partners Lending Corporation, a Maryland corporation (the “Company”), and BC Partners Advisors L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, the Company and the Adviser entered into an amended and restated investment advisory agreement dated as of November 7, 2018, pursuant to which the Adviser agreed to furnish investment advisory services to the Company (the “Agreement”);

WHEREAS, the Company’s Board of Directors (the “Board”) approved changes to the Agreement on July 9, 2019 to amend certain provisions of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the parties hereby agree as follows:

1.	Company’s Responsibilities and Expenses Payable by the Company.

Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the cost of its organization and any offerings, subject to a cap of 1.50% of the Company’s total capital commitments (the “Capital Commitments”); the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the Common Stock and other securities; fees and expenses payable under any dealer manager or placement agent agreements, if any; administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and BC Partners Management LLC (the “Administrator”) and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including, the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company may reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company.)

If actual organization and offering costs incurred exceed 1.50% of the Company’s total Capital Commitments, the Adviser or its affiliates will bear the excess costs. To the extent the Company’s Capital Commitments later increase, the Adviser or its affiliates may be reimbursed for past payments of excess organization and offering costs made on the Company’s behalf provided that the total organization and offering costs borne by the Company do not exceed 1.50% of total Capital Commitments and provided further that the Adviser or its affiliates may not be reimbursed for payment of excess organization and offering expenses that were incurred more than three years prior to the proposed reimbursement. Any sales load, platform fees, servicing fees or similar fees or expenses charged directly to an investor in an offering by a placement agent or similar party will not be considered organization or offering expenses of the Company for purposes of the Company’s cap on organization and offering expenses.

2.	Compensation of the Adviser

Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)    For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. Management Fees for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter. The Management fee shall be calculated as follows:

(i)    The Management Fee shall be calculated at an annual rate of 1.00% of the Company’s average gross assets, at the end of the two most recently completed calendar quarters.

(ii)    Although the Company does not currently intend to lists its securities on a national securities exchange (an “Exchange Listing”), in the event an Exchange Listing occurs, the Management Fee shall be calculated at an annual rate of 1.50% of the Company’s average gross assets, at the end of the two most recently completed calendar quarters.

(iii)    For purposes of this Agreement, gross assets means the Company’s total assets determined on a consolidated basis in accordance with generally accepted accounting principles in the United States, excluding cash and cash equivalents, but including assets purchased with borrowed amounts.

(b)    The Company will pay the Adviser an Incentive Fee, consisting of two parts, as follows:

(i)    An Income Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows:

•

With the exception of the Capital Gains Incentive Fee (as defined and discussed in greater detail below), no Incentive Fee is payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee net investment income does not meet or exceed the quarterly preferred return of 1.50%.

•

100% of the Company’s Pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the quarterly preferred return but is less than 1.76%, the upper level breakpoint.

•	15%, or in the event of an Exchange Listing, 17.50%, of the amount of the Company’s Pre-Incentive Fee net investment income, if any, that exceeds 1.76% in any calendar quarter.

•

Pre-Incentive Fee net investment income shall mean dividends (including reinvested dividends), interest and fee income accrued by us during the calendar quarter, minus operating expenses for the quarter (including the management fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company may not have received in cash. The Adviser is not obligated to return to the Company the incentive fee it receives on payment-in-kind interest that is later determined to be uncollectible in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii)    The second part of the Incentive Fee (the “Capital Gains Incentive Fee”) will be determined and payable in arrears as of the end of each calendar year of the Company (or upon termination of this Agreement as set forth below), and will equal 15.00% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Incentive Fee calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Each year, the fee paid for the Capital Gains Incentive Fee is net of the aggregate amount of any previously paid capital gains incentive fee for prior periods. The Company will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the Capital Gains Incentive Fee be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(iii)    Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement.

(iv)    In connection with a reorganization in which stockholders will have the opportunity to exchange their interest and any remaining capital commitment, or a portion of their interest and any remaining capital commitment, in the Company to an interest in an entity (the “Liquidating Company”) that would generally seek to liquidate and distribute the proceeds of its investments, as they are received, to its equity holders over time, such that it would likely substantially complete its liquidation within a reasonable period of time following the Reorganization date, an Incentive Fee will be payable in respect of the exchanged interest, the calculation of which shall be substantially similar to the fees payable under this Agreement. After a Reorganization, all calculations relating to the Incentive Fee payable by the Company will be made without taking into account the exchanged interest (or contributions, distributions or proceeds relating thereto), so that the timing and amount of any Incentive Fee payable by the Company following the Reorganization (and thus borne by the stockholders not participating in the exchange) will continue to be calculated under this Agreement based solely on the amount and timing of distributions with respect to the shares that did not participate in the exchange.

Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of the Board and the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

3.    Continuing Effect. Except as otherwise set forth in this Amendment, the terms of the Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.

4.    Counterparts. This Amendment may be executed in several counterparts, and by electronic transmission, each of which shall be deemed an original, and all counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BC PARTNERS LENDING CORPORATION

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Chief Executive Officer

BC PARTNERS ADVISORS L.P.

By:	/s/ Justin Bateman
Name:	Justin Bateman
Title:	Authorized Signatory

Signature Page to First Amendment to Investment Advisory Agreement